AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment to Employment Agreement is dated October 30, 2007.

WHEREAS, Robert B. Sturges ("Employee") and the Company entered into that certain Employment Agreement dated November 27, 2006 whereby Employee was employed as Chief Executive Officer of the Company (the "Employment Agreement");

WHEREAS, on August 30, 2007 the Employee and the Company entered into an amendment to the Employment Agreement;

WHEREAS, as of the date hereof, Employee and the Company have agreed to execute this additional amendment to the Employment Agreement to accommodate the wishes of both parties as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants established in this amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

1. Section 4(c)(v) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

    (v) housing in Employer's furnished corporate apartment in Houston until February 1, 2008 (or, if the corporate apartment is not available, Employee may lease a comparable, furnished apartment and be reimbursed by Employer provided that the expense to Employer is no greater than the cost of the current corporate apartment).

2. Section 4(d) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

    (d) **Flight Reimbursement.** Employee shall be provided a monthly allowance of $1,200 for airline tickets for himself and his spouse in order to assist Employee in maintaining contact with his family between the date of employment and February 1, 2008. Thereafter, there shall be no further monthly flight allowance unless specifically agreed to in writing by Employer.

3. Section 5(b) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

    (b) Voluntary Termination by Employee on March 31, 2008. Employee shall also have the right voluntarily to terminate his employment on March 31, 2008 by providing written notice of termination to Employer no later than February 1, 2008. In such case, Employee shall receive no severance pay but shall only be entitled to the portion of annual salary earned and accrued under this Agreement prior to the effective date of termination and accrued and unused vacation, and pro-rated bonus under Section 4(c), if any.

4. **Binding Effect**. This Amendment shall be binding on and inure to the benefit of the parties and their respective heirs, successors, assigns, agents, employees, and personal representatives.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have executed this Amendment as of the date first written above.

EMPLOYEE

Robert B. Sturges

NEVADA GOLD & CASINOS, INC.

By: Ernest E. East